THE TIMKEN COMPANY

CLAWBACK POLICY
Effective October 2, 2023

This Clawback Policy (this “Policy”) of The Timken Company (the “Company”) has been adopted by the Company’s Board of Directors (“Board”) and is effective as of the date first written above (the “Effective Date”). For purposes of this Policy, the Compensation Committee of the Board is referred to as the “Committee”. This Policy has been adopted, in part, to address final rules and regulations (“Final Regulations”) promulgated by the U.S. Securities and Exchange Commission (the “SEC”) and final listing standards (“Final Listing Standards”) adopted by the New York Stock Exchange (the “NYSE”) to empower the Company to recover Covered Compensation (as defined below) erroneously awarded to a Section 16 Officer (as defined below) in the event of an Accounting Restatement (as defined below) (the “Dodd-Frank Act Clawback Requirements”). The applicable provisions of this Policy implementing the Dodd-Frank Act Clawback Requirements are referred to as the “Dodd-Frank Act Clawback Provisions”. This Policy also contains other compensation clawback provisions as described herein.

Notwithstanding anything in this Policy to the contrary, this Policy remains subject to interpretation and operation in accordance with the Final Regulations, the Final Listing Standards, and any applicable SEC or NYSE guidance or interpretations issued from time to time regarding the Dodd-Frank Act Clawback Requirements (collectively, the “Final Guidance”). Questions regarding this Policy should be directed to the Company’s General Counsel (or such officer’s successor(s)).

1.Accounting Restatement Clawback Provisions.

a.Mandatory Recovery Provisions. For all Section 16 Officers, if the Company is required to prepare an Accounting Restatement, then the Company will recover reasonably promptly from each such Section 16 Officer the Covered Compensation Received (as defined below) by such Section 16 Officer. If a Clawback Exception (as defined below) applies with respect to a Section 16 Officer, the Company may forgo such recovery under this Section 1(a) of this Policy from such Section 16 Officer.

b.Permissive Recovery Provisions. For all Covered Individuals (as defined below), if the Company is required to prepare an Accounting Restatement, and the Committee determines, reasonably and in good faith, that one or more such Covered Individuals is a (or are) Culpable Individual(s) (as defined below), then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Company to recover (or to use prompt and reasonable efforts to seek the recovery of) from such Culpable Individual, all or any portion (but no more than 100%) of (i) the amount of any STIP Awards (as defined below) for which the applicable performance year ended (or that were paid to such Culpable Individual) during the three fiscal years prior to (or during)

the year in which the Trigger Date (as defined below) occurs, and (ii) the Equity Awards (as defined below) earned or payable to such Culpable Individual for some or all of the years covered by the Accounting Restatement, subject to the terms of this Policy; provided, however, that in the case of Section 1(b)(i) and Section 1(b)(ii) of this Policy, the amount of any such recovery by the Company shall be limited to the amount by which such STIP Awards or Equity Awards, as applicable, exceeded the amount that would have been earned by or paid to such Culpable Individual had such STIP Awards or Equity Awards, as applicable, been determined in light of the Accounting Restatement, as reasonably determined by the Committee.

2.Detrimental Activity and Restrictive Covenant Provisions.

a.Mandatory Detrimental Activity Forfeiture Provisions. Notwithstanding Section 1 of this Policy, if the Committee determines that any Covered Equity Recipient (as defined below) has engaged in Detrimental Activity (as defined below) during employment or other service with the Company or a Subsidiary (as defined below), then all outstanding but unpaid Equity Awards will be forfeited automatically and without further notice at the time of such determination.

b.Mandatory Breach of Restrictive Covenants Forfeiture and Clawback Provisions. Notwithstanding Section 1 or Section 2(a) of this Policy, if a Covered Equity Recipient breaches any of such Covered Equity Recipient’s obligations under any non-competition or other restrictive covenant agreement that it has entered into with the Company or a Subsidiary (the “Non-Competition Agreement”) then, to the extent permissible by applicable law, such Covered Equity Recipient shall forfeit all Equity Awards (and any related dividend equivalents), whether or not vested or paid. In addition, in the event that such Covered Equity Recipient breaches the Non-Competition Agreement, if the Company shall so determine, such Covered Equity Recipient shall, promptly upon notice of such determination, (i) return to the Company, as applicable, (A) the cash payment(s) that were made, or (B) all the Company shares that such Covered Equity Recipient has not disposed of that were issued in payment of such Covered Equity Recipient’s Equity Awards, and (ii) with respect to any Company shares so issued in payment of such Equity Awards that such Covered Equity Recipient has disposed of, pay to the Company in cash the aggregate fair market value of those Company shares on the date on which those Company shares were issued, in each case as reasonably determined by the Company.

3.Other Key Definitions. For purposes of this Policy, the following terms have the following meanings:

a.“Accounting Restatement” means an accounting restatement that the Company is required to prepare due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
b.“Clawback Exception” means a situation where one of the following conditions are met and the Committee has made a determination that recovery would be impracticable in accordance with Rule 10D-1 under the Exchange Act (as defined below) (under such circumstances, a “Clawback Exception” applies): (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (and the Company has already made a reasonable attempt to recover such erroneously awarded Covered Compensation from the applicable Section 16 Officer, has documented such reasonable attempt(s) to recover, and has provided such documentation to the NYSE); (ii) recovery would violate home country law that was adopted prior to November 28, 2022 (and the Company has already obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and provided such opinion to the NYSE); or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder. For purposes of clarity, for subsection (iii) of this definition, this Clawback Exception only applies to tax-qualified retirement plans and does not apply to other plans, including long term disability, life insurance, and supplemental executive retirement plans, or any other compensation that is based on Incentive-Based Compensation in such plans, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.

c.“Covered Compensation” means the amount of Incentive-Based Compensation Received during the applicable Recovery Period (as defined below) that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received during such Recovery Period had it been determined based on the relevant restated amounts, and computed without regard to any taxes paid. Incentive-Based Compensation Received by a Section 16 Officer will only qualify as Covered Compensation if: (i) it is Received on or after October 2, 2023; (ii) it is Received after such Section 16 Officer begins service as a Section 16 Officer; (iii) such Section 16 Officer served as a current Section 16 Officer at any time during the performance period for such Incentive-Based Compensation; and (iv) it is Received while the Company has a class of securities listed on a national securities exchange or a national securities association. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Covered Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of such Incentive-Based Compensation that is deemed to be Covered Compensation will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and the Company will maintain and provide to the NYSE documentation of the determination of such reasonable estimate.

d.“Covered Equity Recipient” means any person who has received one or more Equity Awards.
e.“Covered Individuals” means (i) any persons who have received one or more STIP Awards, plus (ii) any other Covered Equity Recipients, plus (iii) any other Section 16 Officers.

f.“Culpable Individual” means a Covered Individual that the Committee determines is personally responsible (in whole or in part) for causing the Accounting Restatement as a result of such Covered Individual’s Misconduct (as defined below).

g.“Detrimental Activity” means: (i) engaging in any activity, as an employee, principal, agent, or consultant, for an entity that competes with the Company in any actual, researched, or prospective product, service, system, or business activity (for which, in the case of a Covered Equity Recipient who is not a Section 16 Officer, such Covered Equity Recipient has had any direct responsibility during the last two (or most recent two) years of such Covered Equity Recipient’s employment with the Company or any Company subsidiary (“Subsidiary”)) in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity; (ii) soliciting any employee of the Company or a Subsidiary to terminate such employee’s employment with the Company or a Subsidiary; (iii) the disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Subsidiaries, acquired by the Covered Equity Recipient during such Covered Equity Recipient’s employment with the Company or its Subsidiaries or while acting as a director of or consultant for the Company or its Subsidiaries thereafter; (iv) the failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Covered Equity Recipient during employment by the Company and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries; (v) the Covered Equity Recipient’s willful and continuous gross neglect of his or her duties for which he or she is employed, or an act of dishonesty on the part of the Covered Equity Recipient constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Company or a Subsidiary, that results in a termination of such Covered Equity Recipient’s employment; or (vi) any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary (unless the Covered Equity Recipient acted in good faith and in a manner the Covered Equity Recipient reasonably believed to be in or not opposed to the best interests of the Company).

h.“Equity Award” means any share-based (or substantially similar) award granted under The Timken Company 2019 Equity and Incentive Compensation Plan (as amended or amended and restated from time to time), or any successor plan(s).

i.“Exchange Act” means the Securities Exchange Act of 1934, as amended, including any rules and regulations promulgated thereunder.

j.“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures.

k.“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For purposes of clarity, Incentive-Based Compensation includes compensation that is in any plan, other than tax-qualified retirement plans, including long term disability, life insurance, and supplemental executive retirement plans, and any other compensation that is based on such Incentive-Based Compensation, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.

l.“Misconduct” means personal misconduct or any fraudulent activity on the part of a Covered Individual.

m.Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

n.“Recovery Period” means the three completed fiscal years immediately preceding the Trigger Date (as defined below) and, if applicable, any transition period resulting from a change in the Company’s fiscal year within or immediately following those three completed fiscal years (provided, however, that if a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, such period would be deemed to be a completed fiscal year).

o.“Section 16 Officer” means any current or former “Section 16 officer” of the Company within the meaning of Rule 16a-1(f) under the Exchange Act, as determined by the Board or the Committee. Section 16 Officers include, at a minimum, “executive officers” as defined in Rule 3b-7 under the Exchange Act and identified under Item 401(b) of Regulation S-K.

p.“STIP Award” means any short-term incentive award granted pursuant to The Timken Company Short-Term Incentive Plan Global Plan Document (as amended or amended and restated from time to time) or any successor plan(s).

q.“Trigger Date” (as of which the Company is required to prepare an Accounting Restatement) means the earlier to occur of: (i) the date that the Board, applicable Board committee, or officers authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare the Accounting Restatement or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare the Accounting Restatement.

4.Prohibitions; Disclosure Requirements. The Company is prohibited from paying the costs of or reimbursing for insurance for, or indemnifying, any Section 16 Officer against the loss of erroneously awarded Covered Compensation. This Policy, and any recovery of Covered Compensation by the Company pursuant to this Policy that is required to be disclosed in the Company’s filings with the SEC, will be disclosed as required by the Securities Act of 1933, as amended, the Exchange Act, and related rules and regulations, including the Final Guidance.

5.Administration and Interpretation; Acknowledgment and Consent.

a.The Board or the Committee will administer the Dodd-Frank Act Clawback Provisions of this Policy in accordance with the Final Guidance, and will have full and exclusive authority and discretion (including to engage experts, consultants and/or other advisors for opinions, advice and/or guidance regarding this Policy and its operation) to supplement, amend, repeal, interpret, operate, terminate, construe, modify, replace and/or enforce (in whole or in part) the Dodd-Frank Act Clawback Provisions of this Policy, including the authority to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in the Policy, subject to the Final Guidance. Otherwise, the Board or the Committee has the exclusive power and authority to reasonably administer this Policy, including to supplement, amend, repeal, interpret, operate, terminate, construe, modify replace and/or enforce (in whole or in part) the other portions of this Policy, and all reasonable actions, interpretations and determinations taken or made by the Board or the Committee thereby will be final, conclusive and binding.

b.The Board or the Committee will have the authority to offset any compensation or benefit amounts that becomes due to the applicable Covered Individual to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and as it deems necessary or desirable to recover any compensation under this Policy.

c.Each Section 16 Officer, upon being so designated or assuming such position, is required to execute and deliver to the Company’s Vice President – Human Resources (or such officer’s successor(s)) an acknowledgment of and consent to this Policy, in a form reasonably acceptable to and provided by the Company from time to time: (i) acknowledging and consenting to be bound by the terms of this Policy; (ii) agreeing to fully cooperate with the Company in connection with any of such Section 16 Officer’s obligations to the Company pursuant to this Policy; (iii) agreeing that the Company may enforce its rights under this Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under this Policy; (iv) acknowledging and agreeing that such Section 16 Officer’s receipt of additional STIP Awards and/or Equity Awards after the Effective Date shall, after such receipt, constitute good and valuable consideration in exchange for such acknowledgment of and consent to this Policy; and (v) acknowledging and agreeing that such Section 16 Officer has reviewed the Policy carefully and has had a chance to consult an attorney (or any other professionals whose advice he or she values regarding this Policy, such as an accountant or financial advisor) before executing such acknowledgment of and consent to this Policy.

d.Nothing in this Policy prevents any Covered Individual from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. Covered Individuals are not prohibited from providing information voluntarily to the SEC pursuant to Section 21F of the Exchange Act.

e.This Policy shall supersede any other policies or practices of the Company with respect to the subject matter hereof which are contrary or inconsistent with the terms hereof. In the event of a conflict between the terms of this Policy and the terms of another policy or practice of the Company, the terms of this Policy shall prevail.

6.Additional Provisions. To the extent that recovery of Covered Compensation is achieved under the Dodd-Frank Act Clawback Provisions of this Policy (or otherwise under applicable listing standards of the NYSE, Section 10D of the Exchange Act, Rule 10D-1 under the Exchange Act, and the Final Guidance), then there shall be no duplication of recovery under the remainder of this Policy. Also, there shall be no duplication of recovery among Section 1(b), Section 2(a) and Section 2(b) of this Policy.

THE TIMKEN COMPANY

Clawback Policy Acknowledgment and Consent

The undersigned hereby acknowledges that he or she has received and reviewed a copy of the Clawback Policy (the “Policy”) of The Timken Company (the “Company”), effective as of October 2, 2023, as adopted by the Company’s Board of Directors. Terms used but not defined in this document shall have meanings as set forth in the Policy.

Pursuant to such Policy, the undersigned hereby:
•acknowledges that he or she has been designated as (or assumed the position of) a “Covered Individual” as defined in the Policy;
•acknowledges and consents to the Policy;
•acknowledges and consents to be bound by the terms of the Policy;
•agrees to fully cooperate with the Company in connection with any of the undersigned’s obligations to the Company pursuant to the Policy;

•agrees that the Company may enforce its rights under the Policy through any and all reasonable means permitted under applicable law as the Company deems necessary or desirable under the Policy;
•acknowledges and agrees that his or her receipt of additional STIP Awards and/or Equity Awards (used as defined in the Policy) after the date first written above shall, after such receipt, constitute good and valuable consideration in exchange for this acknowledgment of and consent to the Policy; and
•acknowledges and agrees that he or she has reviewed the Policy carefully and has had a chance to consult an attorney (or any other professionals whose advice he or she values regarding the Policy, such as an accountant or financial advisor) before executing this acknowledgment of and consent to the Policy.

ACKNOWLEDGED AND AGREED:

Name: [NAME]

________________________________
Date: [DATE]